Exhibit 10.4
EMPLOYMENT AND CONFIDENTIALITY AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of [•] (the “Effective Date”), by and between Camelot Information Systems Inc. (the “Company”), and [•], an individual residing in [•] (the “Employee”).
WITNESSETH:
WHEREAS, the Company desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the parties hereto covenant and agree as follows:
1.	EMPLOYMENT

The Company hereby employs Employee in the position of [•], and the Employee hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

2.	TERM

Subject to the earlier termination of this Agreement pursuant to Section 6 hereof, the term of the Employee’s employment under this Agreement shall be three years, commencing on [•] (the “Effective Date”), until [•] (the “Employment Term”).

3.	DUTIES AND RESPONSIBILITIES

The Employee agrees to serve as the [•] of the Company. In this position, the Employee will be responsible for [ ]. Employee’s duties at the Company will also include other relevant jobs assigned by the Company’s Board of the Directors (the “Board”) or the Chairman/CEO.

The Employee shall devote all of his or her working time, attention and skills to the performance of his or her duties and shall faithfully and diligently serve the Company in accordance with this Agreement, and the guidelines, policies and procedures of the Company as approved from time to time by the Board.

The Employee shall use his or her best endeavors to perform the duties hereunder. The Employee shall not, without the prior consent of the Board, become an employee of any entity other than the Company and any subsidiary of the Company, and shall not be concerned or interested in any other business competitive with that carried on by the Company or its subsidiaries. The Company shall have the sole discretion to determine, and shall notify the Employee, from time to time, as to which other companies are deemed to be in business competitive with that carried on by the Company or its subsidiaries. Notwithstanding the foregoing, nothing in this clause shall preclude the Employee from holding or being otherwise interested in any shares or other securities of such companies that are listed on any securities exchange or recognized securities market anywhere, provided that, if the Employee holds a beneficial interest of more than 1% of any shares or other securities of such companies that are listed on any securities exchange or recognized securities market anywhere, the Employee shall notify the Company in writing of his or her existing interest in such shares or securities in a timely manner and with such details and particulars as the Company may reasonably require, provided further that before the Employee obtains such additional interest or such additional shares, the Employee shall first notify the Company in writing and with such details and particulars as the Company may reasonably require.

4.	LOCATION

The Employee will be based in the Company’s office in [Beijing] or such other locations that the Company may consider necessary for carrying out his or her duties.

5.	COMPENSATION AND BENEFITS

Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Employee during the Employment Term as compensation for services rendered hereunder:
(a)	Annual Salary. The Employee’s compensation shall consist of (X) an annual salary of [•] for the first year of the Employment Term, subject to annual review and adjustment by the Company in the first quarter every calendar year thereafter and (Y) a performance bonus based on his or her performance, as determined in the discretion of the Board. Such compensation shall be payable in accordance with the Company’s ordinary payroll practices as may be established from time to time.

(b)	Benefits. The Employee is eligible for participation in any standard employee benefits plan of the Company that currently exists or may be adopted by the Company in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(c)	Vacation. The Employee shall be entitled to two weeks paid vacation each year during the Employment Term. Unused vacation from the prior year can not be carried over to the succeeding year and will be forfeited without payment.

(d)	Taxation. The Employee is responsible to report his or her compensation to the relevant tax authority in accordance with relevant laws and regulations. The Company or any of its subsidiaries will report his or her compensation to the relevant tax authorities and withhold an adequate portion of his or her salary for the relevant tax if required by relevant laws and regulations.

6.	TERMINATION OF THE AGREEMENT
(a)	By the Company. During the Employment Term, the Company may terminate the Employee’s employment for “cause”, at any time, without notice or remuneration, if (1) the Employee is convicted of, or pleads guilty or nolo contendere to, a felony or to an act of fraud, misappropriation or embezzlement, (2) the Employee has been negligent or acted dishonestly to the detriment of the Company, or (3) the Employee has engaged in actions amounting to misconduct or failed to perform his or her duties hereunder and such failure continues after the Employee are afforded a reasonable opportunity to cure such failure. In addition, the Company may terminate the Employee’s employment without cause at any time and without notice. Subject to Section 6(d) below, in the case of the Employee’s termination of employment by the Company without cause, the Company will pay the Employee a severance payment equal to three months of his or her salary in a single sum.

(b)	By Employee. The Employee may resign his employment at any time upon three months written notice to the Company, provided that, in the event that the Employee provides less than three months written notice, the Employee will be required to pay to the Company any damages resulting from the Employee’s resignation, up to an amount equal to three months of his or her salary.

(c)	Subsequent to a Change in Control. If there is a Change of Control[1] and the Employee’s employment is terminated by the Company within 12 months after the Change of Control, other than for cause or death, then the Employee shall be entitled to receive immediately a severance payment equal to 3 months of the Employee’s then-current salary. All of the Employee’s unvested options or other equity-based compensation shall vest and be issued to the Employee immediately.

[1]	For purposes of the Agreement, a “Change in Control” shall be deemed to have occurred with respect to the Company upon the occurrence of any of the following events (provided that any public offering of the Company’s securities shall not constitute a Change in Control):

(A) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 20% of the total outstanding voting stock of the Company, excluding, however, (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(B) the individuals who constitute the Board as of the Commencement Date (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (A) above;

(C) a reorganization of the Company or the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however, that any such transaction shall not constitute a Change in Control if (1) the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of 50% of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, (2) no “person” or “group” owns 20% or more of the outstanding voting securities of the corporation or other person or entity resulting from such transaction, and (3) a majority of the Incumbent Board remains; or

(D) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(d)	Release of Claims. The Company shall not be required to make the payments and provide the benefits under Sections 6(a) or 6(c) above, unless the Employee executes and delivers to the Company, within 60 days following the Employee’s termination of employment, a general waiver and release of claims and the release has become effective and irrevocable in its entirety. The Employee’s failure or refusal to sign the release (or his revocation of such release in accordance with applicable laws) shall result in the forfeiture of the payments and benefits under Sections 6(a) or 6(c).
7.	CONFIDENTIALITY AND NON-DISCLOSURE
In the course of the Employee’s services, the Employee may have access to the Confidential Information (as defined below) of the Company, its subsidiaries or any other third party, including but not limited to those embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles, pertaining to the businesses of the Company, its subsidiaries or such other third party. All materials containing any such Confidential Information are the property of the Company, its subsidiaries, and/or such third party, and shall be returned to the Company, its subsidiaries, and/or such third party upon expiration or earlier termination of this Agreement. The Employee shall not directly or indirectly disclose or use any such Confidential Information, except as required in the performance of his or her duties in connection with the Employment.

During the Employment Term and for a period of two years following the termination or expiration of this Agreement (for whatever reason), the Employee shall hold the Confidential Information in strict confidence; the Employee shall not disclose the Confidential Information to anyone except other employees of the Company who have a need to know the Confidential Information in connection with the Company’s business. The Employee shall not use the Confidential Information other than for the benefits of the Company.

“Confidential Information” means information deemed confidential by the Company and its subsidiaries, treated by the Company and its subsidiaries or which the Employee knows or ought reasonably to have known to be confidential, and trade secrets, including without limitation designs, processes, pricing policies, methods, inventions, conceptions, technology, technical data, financial information, corporate structure and know-how, relating to the business and affairs of the Company and its subsidiaries, affiliates and business associates, whether embodied in memoranda, manuals, letters or other documents, computer disks, tapes or other information storage devices, hardware, or other media or vehicles. Confidential Information does not include information generally known or released to public domain through no fault of the Employee.

This Section 7 shall survive the termination of this Agreement for any reason.

8.	INVENTIONS ASSIGNMENT

The Employee understands that the Company and its subsidiaries may engage in research and development and other activities in connection with its business and that, as an essential part of the Employee’s employment, the Employee is expected to make new contributions to and create inventions of value for the Company and its subsidiaries.

From and after the Effective Date, the Employee shall disclose in confidence to the Company and its subsidiaries all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectible as trade secrets (collectively, the “Inventions”), which the Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of his or her employment at the Company. The Employee acknowledges that copyrightable works prepared by him or her within the scope of and during the period of his or her employment with the Company are “works for hire” and that the Company and its subsidiaries will be considered the author thereof. The Employee agrees and acknowledges that all the Inventions are works made for hire and shall be the sole and exclusive property of the Company and its subsidiaries, including any copyrights, patents, mask work rights, trade secrets, or other intellectual property rights pertaining hereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns all his or her right, title and interest, including rights of copyrights, patents, mark work rights, trade secrets, and other intellectual property rights, to or in such Inventions to the Company and its subsidiaries or its successor in interest without further consideration.

The Employee agrees to assist the Company and its subsidiaries in every proper way to obtain for the Company and its subsidiaries and enforce patents, copyrights, mask work rights, trade secret rights, and other legal protection for the Inventions. The Employee will execute any documents that the Company and its subsidiaries may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. His or her obligations under this paragraph will continue beyond the termination of his or her employment with the Company, provided that the Company will compensate the Employee at a reasonable rate after such termination for time or expenses actually spent by the Employee at the Company’s request on such assistance. The Employee appoints the Secretary of the Company as his or her attorney-in-fact to execute documents on his or her behalf for this purpose.

This Section 8 shall survive the termination of this Agreement for any reason.

9.	NON-COMPETITION AND NON-SOLICITATION

In consideration of the compensation and benefits provided to the Employee by the Company, the Employee agrees that during the Employment Term and for a period of one year following the termination or expiration of this Agreement (for whatever reason):
(a)	the Employee will not approach clients, customers or contacts of the Company and its subsidiaries or other persons or entities introduced to the Employee in his or her capacity as a representative of the Company and its subsidiaries for the purposes of doing business with such persons or entities and will not interfere with the business relationship between the Company and its subsidiaries such persons and/or entities;

(b)	unless expressly consented to by the Company, the Employee will not assume employment with or provide services as a director or otherwise for any competitor of the Company and its subsidiaries, or engage, whether as principal, partner, licensor or otherwise, in any business which is in direct or indirect competition with the business of the Company and its subsidiaries; and

(c)	unless expressly consented to by the Company, the Employee will not seek directly or indirectly, by the offer of alternative employment or other inducement whatsoever, to solicit the services of any employee of the Company and its subsidiaries employed as at or after the date of such termination, or in the year preceding such termination.
The provisions provided in Section 9 shall be separate and severable, enforceable independently of each other, and independent of any other provision of this Agreement.

The provisions contained in Section 9 are considered reasonable by the Employee and the Company but, in the event that any such provisions should be found to be void under applicable laws but would be valid if some part thereof was deleted or the period or area of application reduced, such provisions shall apply with such modification as may be necessary to make them valid and effective.

This Section 9 shall survive the termination of this Agreement for any reason.

10.	REMEDIES

Without intending to limit the remedies available to the Company and its subsidiaries, the Employee agrees that a breach of any of the covenants contained in Sections 7, 8 and 9 may result in material and irreparable injury to the Company and its subsidiaries for which there is no adequate remedy at law and that, in the event of such a breach or threat thereof, the Company and its subsidiaries shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Employee from engaging in activities prohibited by the covenants contained in Sections 7, 8 and 9 or such other relief as may be required specifically to enforce such covenants.

11.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Employee and the Company regarding the terms of the Employee’s employment. The Employee acknowledges that the Employee has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Employee and the Company.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the law of [the State of New York], U.S.A.
[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed.
Camelot Information Systems Inc.

Signature:
Name:
Title:

Employee

Signature:
Name: